Exhibit 99.1

50 N. Laura Street Jacksonville, Fla. 32202 904-357-9100

News Release

Contacts
Investors	Mr. Carl Kraus	904-357-9158
Media Relations	Mrs. Shannon Thuren	904-357-9181

For Immediate Release

Rayonier Adds 53,800 Acres of Timberland in Upstate New York

JACKSONVILLE, Fla., 27 March 2008 – Rayonier (NYSE:RYN) today announced the purchase of more than 53,800 acres of timberland in upstate New York, from Lassiter Properties Inc. The purchase, valued at $19.1 million, brings the company’s total holdings in New York to more than 129,000 acres.

“Along with our recently announced acquisition of 56,300 acres in Washington, this purchase furthers our strategy to grow and upgrade our portfolio with timberland that meets our strategic investment criteria. This property increases our overall species diversity with high-value hardwoods, and is convenient to markets with solid demand,” said Rayonier chairman, president and CEO Lee M. Thomas. “We are very pleased to acquire these attractive timberlands, which have been well-managed by the Lassiter family for nearly two decades.”

Lassiter’s President Bill Liscinski said “The Lassiter family was pleased with the transaction and is confident the forestlands are in good hands. Throughout the transaction with Rayonier, I had every confidence they were the right buyers. They have high standards in place for ongoing forest management.”

The timberlands, located in St. Lawrence, Lewis, Franklin and Clinton counties, will be managed in accordance with sustainable forest management principles. Nearly two-thirds of the property is under a conservation easement with the State of New York, which provides public and recreational benefits.

Rayonier used existing cash to fund this purchase. The majority of the acquisition is structured as a tax-efficient like-kind exchange which provides significant benefits by effectively eliminating tax on gains from real estate sales.

Headquartered in Jacksonville, Fla., Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.5 million acres of timber and land in the United States and New Zealand. The company’s real estate holdings include approximately 200,000 acres in the fast-growing counties along Interstate 95 between Savannah, Georgia, and Daytona Beach, Florida. Rayonier is structured as a real estate investment trust.

Except for historical information, the statements made in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements, which include statements regarding anticipated earnings, revenues, taxes and other statements relating to Rayonier’s financial and operational performance, in some cases are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “anticipate” and other similar language. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements contained in this release: unexpected delays in the entry into or closing of real estate sale transactions, including, without limitation, the above-described transaction; changes in law or policy that might condition, limit or restrict the development of real estate; the ability of the company to identify and complete timberland and higher-value real estate acquisitions, including the transactions referenced above; the ability of the company to complete tax-efficient, like-kind exchanges of real estate; and implementation or revision of governmental policies and regulations affecting taxes, including changes in tax laws that could reduce the benefits associated with REIT status or like-kind exchanges of real estate. For additional factors that could impact future results, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as may be required by law.